Exhibit 5.1

[Wachtell, Lipton, Rosen & Katz Letterhead]

                         , 2011

[Expedia, Inc.]

[Address]

[TripAdvisor, Inc.]

[Address]

Re: Registration Statement on Form S-4 (File Nos. 333-175828 and 333-175828-1)

Ladies and Gentlemen:

We have acted as special counsel to each of Expedia, Inc., a Delaware corporation (“Expedia”), and TripAdvisor, Inc., a Delaware corporation (“TripAdvisor” together with Expedia, the “Companies” and individually, a “Company”), in connection with the preparation and filing of the Registration Statement on Form S-4 (File Nos. 333-175828 and 333-175828-1) and related proxy statement/prospectus (as amended, the “Registration Statement”) relating to up to                  shares of Expedia common stock, par value $0.0001 per share (the “Expedia Common Stock”),                  Expedia warrants to purchase in the aggregate up to                  shares of Expedia Common Stock (“Expedia Warrants”),              shares of TripAdvisor common stock, par value $0.001 per share (the “TripAdvisor Common Stock”) and                TripAdvisor warrants to purchase in the aggregate up to                  shares of TripAdvisor Common Stock (“TripAdvisor Warrants,” and together with the Expedia Common Stock, Expedia Warrants, TripAdvisor Common Stock and TripAdvisor Warrants, the “Securities”) to be issued in connection with the separation of Expedia and TripAdvisor into two publicly-traded companies and the spin-off of TripAdvisor to Expedia stockholders by way of a reclassification of the capital stock of Expedia (the “Spin-Off”).

In rendering this opinion, we have examined such corporate records and other documents (including each Company’s charter and bylaws as currently in effect and amendments thereto as contemplated to be in effect at the time of the Spin-Off, certificates of designation for two new series of Expedia preferred stock that would, along with the other charter amendments contemplated, implement the Spin-Off and related matters, resolutions of the Boards of Directors of the Companies, the Registration Statement and other documentation related to the Spin-Off), and we have reviewed such matters of law, as we have deemed necessary or appropriate. We have also reviewed the warrant agreement relating to the Expedia Warrants (the “Expedia Warrant Agreement”) and the form of warrant agreement relating to the TripAdvisor Warrants (the “TripAdvisor Warrant Agreement”). In rendering this opinion, we have, with your consent, relied upon oral and written representations of officers of each Company and certificates of officers of each Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion we have, with your consent, assumed the genuineness of all signatures or instruments relied upon by us, and the conformity of certified copies submitted to us with the original documents to which such certified copies relate.

We are members of the Bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware (including the statutory provisions and reported judicial decisions interpreting the foregoing).

Based on the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion that upon issuance and delivery pursuant to the terms and conditions set forth in the Registration Statement and the filing and effectiveness in the forms reviewed by us as described above of the amendments to the Companies’ charters and certificates of designations implementing the Spin-Off, (a) the Securities will be legally issued, fully paid and nonassessable and (b) (i) assuming the Expedia Warrant Agreement has not been terminated or amended, the Expedia Warrants will be legal, binding obligations of Expedia and (ii) assuming the TripAdvisor Warrant Agreement has been executed in the form reviewed by us and has not been terminated or amended, the TripAdvisor Warrants will be legal, binding obligations of TripAdvisor, in each case, under the laws of the State of New York except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law).

The opinions expressed herein are subject to the following qualifications and comments: we express no opinion as to (i) whether a federal or state court outside New York would give effect to any choice of law provided for in the Expedia Warrants or the TripAdvisor Warrants, (ii) severability of any provision in the Expedia Warrant Agreement or TripAdvisor Warrant Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction or (iii) any clause in the Expedia Warrant Agreement or TripAdvisor Warrant Agreement purporting to restrict available remedies or purporting to establish a remedy.

We hereby consent to be named in the Registration Statement and in the related proxy statement/prospectus contained therein as the attorneys who passed upon the legality of the Securities and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date of effectiveness of the Registration Statement that might affect the opinions expressed herein.

Very truly yours,